Exhibit 99.(b)(3)

TERM LOAN AGREEMENT

among

ROTONICS MANUFACTURING INC.,

as Borrower;

VARIOUS LENDERS;

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Closing Date: January 26, 2007

$3,200,000 Senior Subordinated Term Loan

ii

iii

TERM LOAN AGREEMENT

This Agreement is dated as of January 26, 2007, by and among Rotonics Manufacturing Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), in its capacity as administrative agent for the Lenders (in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders extend a term credit facility to the Borrower.

The Lenders are willing to extend the requested term credit facility to the Borrower on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in the preamble have the meanings therein assigned to them.

(b)           The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

“Adjusted Base Rate” means, at any time, the higher of (a) the Federal Funds Rate plus one-half of one percent (0.50%) and (b) the Base Rate.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person, (b) any Person who, individually or with his immediate family owns or holds more than 10% of the voting interest in the subject Person, and (c) any Person controlled by, controlling or under common control with such

Person, including (but not limited to) any Subsidiary of such Person. For purposes of this definition, “control,” when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement no Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Obligor. Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Agreement” means this Term Loan Agreement and all exhibits, schedules, amendments and supplements hereto and modifications hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime” or “base” rate (whether or not such rate is actually charged by the Administrative Agent), or if the Administrative Agent ceases to announce such a rate so designated, any similar successor rate designated by the Administrative Agent in its reasonable discretion. Any change in the Base Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

“Borrower” has the meaning specified in the preamble.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Colorado, Minnesota and New York.

“Capital Expenditure” means, with respect to any Person, any expenditure of money for the purchase or construction of fixed assets or for the purchase or construction of any other assets, or for improvements or additions thereto, which are capitalized on such Person’s balance sheet; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; provided, further, that Capital Expenditure shall not include any Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Payments” means, with respect to any Person for the applicable Covenant Computation Period, the total expenditures by such Person in respect of Capital Leases during such period, as determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Cash Interest Expense” means, with respect to any Person for the applicable Covenant Computation Period, the amount of such Person’s Interest Expense payable in cash with respect to indebtedness outstanding during such Covenant Computation Period.

“Cash Tax Expense” means, with respect to any Person for the applicable Covenant Computation Period, the amount of such Person’s taxes payable in cash (specifically excluding any deferred taxes) as a result of income earned by such Person during such Covenant Computation Period.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(a)           The Spell Group shall cease (i) to own, directly or indirectly, and (ii) to control, with power to vote, at least 51% (on both an outstanding and a fully-diluted basis) of the Capital Stock of SCPM having power to vote generally for the election of Directors, or shall cease to control the direction of SCPM’s management policies, or shall cease to elect a majority of SCPM’s Governing Board;

(b)           SCPM shall cease to be SCPF’s sole general partner;

(c)           SCPF shall for any reason fail to own (on both an outstanding and a fully-diluted basis) 100% of the Capital Stock of Holdco;

(d)           Holdco shall for any reason fail to own (on both an outstanding and a fully-diluted basis) 100% of the Capital Stock of the Borrower; or

(e)           During any consecutive two-year period, individuals who at the beginning of such period constituted the Governing Board of the Borrower or Holdco (together with any new Directors whose election to such Governing Board, or whose nomination for election by the Owners of the Borrower or Holdco, as the case may be, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Governing Board of the Borrower or Holdco (as the case may be) then in office.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property of each Obligor in which the Administrative Agent, on behalf of the Lenders, has been granted a Lien pursuant to any Security Document, together with all substitutions and replacements for and products and proceeds of any of the foregoing.

“Commitment” means, with respect to any Lender, (i) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption or (i)  as the context may require, the obligation of such Lender to advance its Percentage of the Term Loan in accordance with Section 2.1.

“Communications” has the meaning specified in Section 9.5(a).

“Consolidated Group” means the Borrower and its consolidated Subsidiaries.

“Covenant Compliance Date” means the last day of each fiscal quarter of the Borrower.

“Covenant Computation Period” means the 4 consecutive fiscal quarters immediately preceding and ending on a Covenant Compliance Date.

“Current Interest Rate” means an annual rate at all times equal to the sum of (a) the Adjusted Base Rate and (b) 3.00% per annum, which Current Interest Rate shall change when and as the Adjusted Base Rate changes; provided, however, that during any Default Period, the Current Interest Rate shall equal the Default Rate.

“Debt” means, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person, (f) all indebtedness and other obligations of others guaranteed by such Person, (g) all net obligations of such Person under currency, commodity or interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in commodity prices, currency values or interest rates, including but not limited to Rate Hedging Obligations, (h) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person, (i) all Redeemable Capital Stock of such Person, (j) all obligations of such Person arising under Synthetic Leases and (k) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person. For all purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, that the portion (if any) of any such Debt which exceeds the amount of such Debt as to which there is recourse to such Person shall not be included hereunder as Debt of such Person.

“Debt Service Coverage Ratio” means, as of any Covenant Compliance Date, the ratio of (a) EBITDA, less Capital Expenditures and Cash Tax Expense, to (b) the sum of (i) all scheduled principal payments on the Funded Debt due during the applicable period or on demand, and (ii) such Person’s Cash Interest Expense, in each case with respect to the Consolidated Group during the Covenant Computation Period ending on such Covenant Compliance Date; provided, however, that for purposes of determining the Debt Service Coverage Ratio as of each Covenant Compliance Date occurring on or before March 31, 2008, Cash Tax Expense and the determinations under clause (b) shall be made by multiplying (x) the actual amounts with respect thereto during the period commencing April 1, 2007 and ending on the applicable Covenant Compliance Date, by (y) a fraction, the numerator of which shall be 4 and the denominator of which shall be the number of whole quarters during such period.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate equal to the Current Interest Rate (determined without regard to the proviso in the definition of “Current Interest Rate”) plus 2.00% per annum.

“Defaulting Lender” means at any time, any Lender that, at such time (a) has failed to fund its share of the Term Loan as required pursuant to the terms of this Agreement, (b) has failed to pay to any Lender Party an amount owed by such Lender pursuant to the terms hereof, (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official or (d) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its obligation to make further payments as required under this Agreement.

“Deferred Interest” has the meaning specified in Section 2.2(b).

“Deferred Interest Rate” means three and three-quarters of one percent (3.75%) per annum.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person and (c) if such Person is a partnership, a general partner of such Person.

“EBITDA” means, with respect to any Person for any period, such Person’s pre-tax net income, excluding extraordinary and non-recurring gains and losses, plus the sum (to the extent deducted in determining such net income, and without duplication) of such Person’s (a) Interest Expense, (b) depreciation, depletion, and amortization of tangible and intangible assets, calculated in accordance with GAAP, and (c) with respect to Covenant Computation Periods ending on or before the first anniversary hereof, out-of-pocket costs for legal, accounting, brokerage and other professional services and similar expenses relating to the Initial Merger (but not more than $950,000 in aggregate). Notwithstanding the foregoing, “EBITDA” of the Consolidated Group as of the three fiscal quarters ending prior to the date hereof shall be as set forth in Schedule 1.1. EBITDA with respect to any period shall be adjusted on a consistent basis to reflect the acquisition, sale, exchange and disposition of any property or business during such period, as if such acquisition, sale, exchange or disposition had occurred on the first day of the relevant period.

“Eligible Lender” means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above; or (d) with respect to the Facility, any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business.

“Environmental Laws” has the meaning specified in Section 4.12.

“Equity Interest” means, with respect to any Person, any stock, partnership interest, membership interest or other equity ownership interest in such Person, including any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an Obligor, any trade or business (whether or not incorporated) that is, along with such Obligor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Default” has the meaning specified in Section 7.1.

“Excess Cash Flow” means, with respect to any Person for the applicable Covenant Computation Period, such Person’s EBITDA minus (without duplication) such

Person’s (a) unfinanced Capital Expenditures, (b) Cash Tax Expense, (c) principal of Funded Debt due on demand or during such Covenant Computation Period and (d) Interest Expense payable in cash.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.9(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.9(a).

“Facility” means the term loan facility being made available to the Borrower by the Lenders pursuant to Section 2.1.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.

“Fee Letters” means one or more separate agreements between the Borrower and the Administrative Agent, setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein.

“Financial Covenants” means the covenants contained in Sections 5.9 through 5.10 and 6.13.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Funded Debt” of any Person means all Debt of such Person, including but not limited to all Subordinated Debt of such Person, other than any such Debt described in clauses (g) and (k) of the definition of “Debt” herein (including guaranties of any such items of Debt).

“GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the financial accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (i) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (ii) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (i) each Subsidiary of the Borrower identified in Schedule 4.4, and (ii) each other Person that executes and delivers a Guaranty in favor of the Administrative Agent for the benefit of the Lender Parties pursuant to Section 5.8.

“Guaranty” means a guaranty of a Guarantor made in favor of the Administrative Agent for the benefit of the Lender Parties guarantying payment of all Obligations and all amendments and supplements thereto and modifications thereof.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Holdco” means Rotonics Holding Corporation, a Minnesota corporation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.6(b).

“Initial Merger” means the merger of MergerCorp into the Borrower pursuant to the Initial Merger Agreement.

“Initial Merger Agreement” means the Amended and Restated Agreement and Plan of Merger dated December 8, 2006 by and among Holdco, MergerCorp and the Borrower.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means, with respect to any Person during any period, the total gross interest expense on all Debt of such Person during such period including, but not limited to and without duplication, (a) accrued interest (whether or not paid) on all Debt, (b) the amortization of Debt discounts, (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense, (d) that portion of any Capital Lease Payment which would constitute imputed interest as determined in accordance with GAAP and (e) all fees and charges with respect to letters of credit issued for the account of such Person.

“Investment” means any stock or other securities or evidence of indebtedness of, loans or advances to, or other interest in, any Person.

“Lender” has the meaning specified in the preamble.

“Lender Parties” means, collectively, the Administrative Agent and the Lenders.

“License” has the meaning specified in Section 4.19.

“Licensed Intellectual Property” has the meaning specified in Section 4.16(c).

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capital Lease, title retention contract or similar agreement.

“Loan Documents” means this Agreement, the Notes, any Guaranties and the Security Documents.

“Loan Year” means a twelve-month period, with the first such Loan Year commencing on the Closing Date and ending on the day preceding the first anniversary of the Closing Date and with each subsequent Loan Year commencing on the corresponding subsequent anniversary of the Closing Date.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)           the business, financial condition, operations or prospects of the Consolidated Group, taken as a whole;

(b)           the ability of an Obligor to perform its obligations under any Loan Document to which it is a party;

(c)           the validity, enforceability or collectibility of any Loan Document; or

(d)           the status, existence, perfection, priority or enforceability of any Lien granted pursuant to any Security Document.

“Maturity Date” means January 26, 2012.

“MergerCorp” means RMI Minnesota Corporation, a Delaware corporation.

“Mezzanine Subordination Agreement” means the Mezzanine Subordination Agreement of even date herewith between Wells Fargo, in its capacity as administrative agent under the Senior Credit Agreement, and Wells Fargo, in its capacity as Administrative Agent hereunder.

“Mortgage” means each mortgage or deed of trust, as the case may be, from the appropriate Obligor owning real property described in Schedule 4.15, pursuant to which such Obligor grants the Administrative Agent, for the benefit of the Lender Parties, a Lien on such real property and related improvements to secure payment of the Obligations and all amendments and supplements thereto and modifications thereof.

“Multi-employer Plan” means a multi-employer plan (as defined in section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or is obligated to contribute.

“Net Income” means, with respect to any Person for the applicable Covenant Computation Period, such Person’s after-tax net income as determined in accordance with GAAP.

“Net Proceeds” means, with respect to the sale of any asset by the Borrower or any Subsidiary, the gross proceeds from the sale of such asset, less reasonable brokerage, legal, accounting and other fees and expenses, to the extent actually paid or payable in connection with such gross proceeds.

“Non-Consenting Lender” has the meaning specified in Section 9.7.

“Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Commitment, in substantially the form of Exhibit B, as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof.

“Notice” has the meaning specified in Section 9.5(b).

“Obligations” means each and every Debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents which any Obligor may now or at any time hereafter owe to any Lender Party, whether such Debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, any Rate Hedging Obligations due and owing to a Lender from an Obligor and all indebtedness, liabilities and obligations of the Borrower arising under or evidenced by the Notes.

“Obligor” means the Borrower or a Guarantor, including but not limited to each additional Person which becomes a Guarantor after the Closing Date pursuant to Section 5.8.

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement for the lease or use of any equipment or other personal property assets which, in accordance with GAAP, would not be characterized as a Capital Lease.

“Organizational Documents” means, (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation, (b) with respect to any partnership, the partnership agreement of such partnership, (c) with respect to any limited liability company, the articles of organization and operating agreement of such company, and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Intellectual Property” has the meaning specified in Section 4.16(a).

“Owner” means, with respect to any Person, any holder of any Equity Interest in such Person, or of any warrant, option or other right to purchase any such Equity Interest.

“Owner Pledge Agreement” means a Security Agreement, executed by an Owner of the Borrower, granting the Administrative Agent a security interest in all Equity Interests of such Owner in the Borrower to secure the Obligations.

“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate and covered by Title IV of ERISA.

“Percentage” means, with respect to any Lender at any time, the ratio, expressed as a percentage, of (a) the principal amount of such Lender’s interest in the Term Loan then outstanding, over (b) the aggregate principal balance of the Term Loan then outstanding.

“Permitted Acquisition” means the acquisition by the Borrower or a Subsidiary of (x) assets constituting a business, division or product line of any Person not already a Subsidiary, or (y) of the Capital Stock of any such Person (including by way of merger) as a result of which stock acquisition such Person shall, as a result of such stock acquisition, become a Subsidiary of the Borrower or shall be merged with and into a Subsidiary of the Borrower (such assets or Person are referred to as a “Target”), provided that (in each case):

(i)            no Default or Event of Default is continuing at the time of such transaction or would be caused by such transaction;

(ii)           the business activities of the Target are substantially similar to the business activities conducted by the Borrower and its Subsidiaries at the time of the transaction or a reasonable extension thereof;

(iii)          in the case of any consolidation or merger, the Borrower or an existing Subsidiary shall be the continuing or surviving corporation (provided, however, that under no circumstances may the Borrower merge into or consolidate with any Subsidiary);

(iv)          the Administrative Agent shall hold a perfected, first priority security interest in and lien on all of the assets directly or indirectly acquired by the Borrower or any Subsidiary in such transaction (including but not limited to the assets of the Target and, if the Target survives such transaction as a separate Subsidiary, any Capital Stock in the Target);

(v)           the Borrower has delivered to the Administrative Agent, to the extent reasonably available, (A) financial statements of the subject of such acquisition (or, in the case of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding twelve months, and (B) pro forma financial statements reflecting the combined projected performance of the Borrower and its Subsidiaries during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrower, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default or Event of Default hereunder;

(vi)          the aggregate consideration to be paid by the Borrower and its Subsidiaries on account of such transaction, together with all other Permitted Acquisitions after the date hereof, does not exceed $2,000,000;

(vii)         any indebtedness incurred by the Borrower or any Subsidiary on account of such transaction is permitted hereunder;

(viii)        no Target shall be organized or domiciled under the law of any jurisdiction outside the United States, and no Target shall have more than 15% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for the Target);

(ix)           such Permitted Acquisition is non-hostile (i.e., the prior, effective written consent or approval of the Target’s Governing Board shall have been obtained); and

(x)            if such Target remains a separate Subsidiary, such Target shall have become a Guarantor hereunder and a party to the Security Agreement in accordance with documentation reasonably acceptable to the Administrative Agent, and the Borrower shall have delivered such evidence of the due authorization and execution of all documents in connection therewith and such related matters as the Administrative Agent or any Lender may reasonably request.

“Permitted Liens” has the meaning specified in Section 4.10.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Obligor or ERISA Affiliate.

“Platform” has the meaning specified in Section 9.5(a).

“Prepayment Premium Percentage” means, with respect to each Loan Year set forth below, the amount set forth below opposite that Loan Year:

Loan Year	Percentage
2	2.0%
3 and each Loan Year thereafter	1.0%

“Rate Hedging Arrangements” means any arrangement of a Person having the effect of hedging, limiting or putting a cap on, or collar around, the extent to which such Person would be adversely affected by upward movements in interest rates.

“Rate Hedging Obligations” means any debt, liability or other obligation of any Obligor owing to any Lender with respect to any Rate Hedging Arrangements.

“Redeemable Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of the common equity capital of such Person) on or prior to the Maturity Date, (b) is redeemable at the option of the holder thereof (for consideration other than shares of the common equity capital of such Person) or (c) is convertible into or exchangeable for debt securities.

“Register” has the meaning specified in Section 9.3(c).

“Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Lenders” means any two or more Lenders having an aggregate Percentage in excess of 66-2/3%; provided, however, that if any Lender is a Defaulting Lender at such time of determination, the Percentage of such Defaulting Lender shall be excluded from the determination of Required Lenders; provided, further, that at any time during which only one Lender exists, “Required Lenders” means the Lender.

“Required Payment” has the meaning specified in Section 2.8(c).

“Restricted Payment” means any payment on account of any Capital Stock of any Obligor, including but not limited to any dividend or distribution and any payment in purchase, redemption, retirement or other acquisition thereof, or any other payment or distribution for any reason to or for the account or benefit of any Affiliate.

“SCPF” means, collectively, Spell Capital Partners Fund III, LP, a Minnesota limited partnership, and Spell Capital Partners Fund III for Qualified Purchasers, LP, a Minnesota limited partnership.

“SCPM” means SCP Management III, LLC, a Minnesota limited liability company.

“Security Agreement” means a security agreement of an Obligor in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Obligor grants the Administrative Agent a Lien on substantially all the personal property of such Obligor to secure payment of the Obligations, and all amendments and supplements thereto and modifications thereof.

“Security Documents” means each Security Agreement, each Owner Pledge Agreement and each Mortgage, and each and every additional agreement entered into by any Obligor for the benefit of the Lender Parties to secure payment of the Obligations or otherwise relating to any Collateral.

“Senior Agent” means Wells Fargo Bank, National Association, a national banking association, as administrative agent under the Senior Credit Agreement.

“Senior Availability” means, at any time, the Borrowing Base, as defined in the Senior Credit Agreement, less the Revolving Facility Outstanding Amount, as defined in the Senior Credit Agreement.

“Senior Credit Agreement” means the Credit Agreement of even date herewith by and among Wells Fargo Bank, National Association, a national banking association, as Senior Agent and as a lender, the other lenders as defined therein and the Borrower.

“Spell Group” means a group comprised of William H. Spell and one or more of Harry W. Spell, Bruce A. Richard, James W. Rikkers, Stephan Jones and Dobson West.

“Spell Management Fee Subordination Agreement” means the Subordination Agreement of even date herewith, executed by Spell Capital Partners Fund, LLC, in favor of the Senior Agent and the Administrative Agent and acknowledged by the Borrower.

“Spell Manager” means SCPF.

“Subordinated Debt” means all Debt that has been subordinated to payment of the Obligations on terms and conditions satisfactory to the Required Lenders, in their sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Synthetic Lease” means, with respect to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a Capital Lease and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Distribution” means any distribution paid by the Borrower to Holdco to enable Holdco to make further distributions to its Owners so long as (i) such distribution is paid with respect to a period during which both the Borrower and Holdco are pass-through entities under the Code, (ii) the amount of such distribution does not exceed the personal tax liability of Holdco’s Owners in respect of the taxable income of the Borrower and its Subsidiaries imputed to such Owners (after giving effect to any tax loss carryforwards available to the Borrower and, correspondingly, to such Owners), computed at the highest state and federal marginal income tax rates applicable to any Owner of Holdco, (iii) such distribution is made in estimated quarterly installments contemporaneously with Holdco’s Owner’s obligations to pay estimated income taxes based on Holdco’s taxable income and/or contemporaneously with any such Owner’s filing of his, her or its federal and state income tax returns, and (iv) any such distribution by the Borrower is immediately redistributed as a distribution by Holdco.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the advances to be made by the Lenders under Section 2.1.

“Total Leverage Ratio” means, with respect to any Person as of a Covenant Compliance Date, the ratio of (a) the Funded Debt of such Person, to (b) the EBITDA of such Person.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.10(a) as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Wells Fargo” has the meaning specified in the preamble.

Section 1.2            Times.

All references to times of day in this Agreement shall be references to Minneapolis, Minnesota time unless otherwise specifically provided.

ARTICLE II
THE TERM LOAN

Section 2.1            Commitment to Make the Term Loan.

Each Lender hereby agrees, on the terms and subject to the conditions herein set forth, to make a single advance to the Borrower on the Closing Date in an amount for such Lender equal to such Lender’s Commitment. The Term Loan is not a revolving facility; once the Term Loan is made, the Lenders shall have no further obligation to make any additional advances to the Borrower, whether or not any amounts are repaid thereunder.

Section 2.2            Interest on the Term Loan.

The Borrower will pay interest on the unpaid principal amount of the Term Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a)           Current Interest. The Term Loan shall bear interest (“Current Interest”) on the unpaid principal amount thereof from the Closing Date until the Term Loan is paid in full at the Current Interest Rate. Accrued but unpaid Current Interest shall be due and payable on the 15th day of each month, commencing February 15, 2007.

(b)           Deferred Interest. The Term Loan shall also bear interest (“Deferred Interest”) on the unpaid principal amount thereof from the Closing Date until the Term Loan is paid in full at the Deferred Interest Rate. Deferred Interest shall be compounded monthly, after which such compounded Deferred Interest shall itself bear Deferred Interest at the Deferred Interest Rate, and all of which Deferred Interest shall be due and payable on the earlier of the Maturity Date or the date on which the principal balance of the Term Loan is paid in full.

(c)           Savings Clause. Notwithstanding anything in this Section 2.2 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Borrower is permitted by applicable law. If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the Adjusted Base Rate or Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder. All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.3            Notes; Principal Amortization; Mandatory Prepayments.

(a)           Promissory Notes Optional. The Borrower’s obligation to repay the principal of and interest on each Lender’s Percentage of the Term Loan shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced by a Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to such Lender’s Percentage of the Term Loan.

(b)           Facility Principal. The Borrower will pay the principal balance of the Facility in one final installment on the Maturity Date, when all unpaid principal thereof shall be finally due and payable.

(c)           Mandatory Prepayments From Other Sources. In addition to the payments described elsewhere in this Section 2.3, promptly following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds realized by any Obligor from (i) Debt obligations incurred by any Obligor after the Closing Date (other than hereunder), (ii) the issuance by any Obligor of Capital Stock, (iii) the sale of assets by any Obligor (except for the sale of inventory in the ordinary course of business) to the extent any such Net Proceeds exceed $100,000 during any fiscal year of the Borrower, (iv) any casualty insurance maintained by any Obligor, to the extent that such insurance proceeds exceed the amount actually used to replace or restore the applicable insured properties and (v) any condemnation award with respect to a property owned by an Obligor, to the extent that such award exceeds the amount actually used to replace or restore the affected property.

(d)           Application of Mandatory Prepayments. All amounts received pursuant to paragraph (c) shall be applied in the following order:

(i)            First, to the principal due under the Facility.

(ii)           Second, to accrued but unpaid interest on the Facility.

(iii)          Third, to any remaining Obligations, in such order as the Required Lenders may in their sole discretion designate.

Section 2.4            Computation of Interest and Fees.

Interest accruing on the Term Loan and on the unreimbursed portion of any fees described in Section 2.5 shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Section 2.5            Fees.

The Borrower will pay fees to the Lender Parties in accordance with the following:

(a)           Audit Fees. The Borrower will pay to the Administrative Agent, on written demand, reasonable fees charged by the Administrative Agent in connection with any audits or inspections by the Administrative Agent (or by the employees, agents, consultants or auditors of the Administrative Agent) of any Collateral or the operations or businesses of any Obligor, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

(b)           Fee Letters. The Borrower shall pay to the Administrative Agent all fees required to be paid pursuant to any Fee Letters.

Section 2.6            Use of Proceeds.

Proceeds of the Facility will be used to (i) facilitate the Initial Merger (including the payment of compensation to shareholders on account thereof and costs and expenses associated with the Initial Merger), (ii) provide for the Borrower’s working capital requirements and general corporate purposes, and (iii) pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto.

Section 2.7            Prepayments.

(a)           Generally. The Notes may not be prepaid before the first anniversary of the Closing Date without the prior written consent of all of the Lenders. From and after the first anniversary of the Closing Date, the Borrower may from time to time voluntarily prepay the Term Loan in whole or in part, provided that (i) any prepayment of the Term Loan shall be applied against each Lender’s interest in the Term Loan, pro rata according to each Lender’s Percentage of the Term Loan, (ii) each prepayment of the Term Loan shall be made to the Administrative Agent not later than 2:00 p.m. on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day, (iii) each partial prepayment of the Term Loan shall be in an aggregate amount equal to $250,000 or a higher integral multiple of $50,000, (iv) so long as indebtedness under the Senior Credit Agreement remains outstanding, unless otherwise agreed by the Senior Agent, no prepayment of the Notes may be made without the consent of the Senior Agent, (v) any prepayment of the full amount of the Term Loan shall include all Current Interest and Deferred Interest thereon, and (vi) any prepayment of the Term Loan shall be accompanied by payment of a premium as required under paragraph (b).

(b)           Prepayment Premium. Upon prepayment of the Term Loan for any reason or acceleration of the maturity of the Notes, there shall be due and payable a sum equal to the Prepayment Premium Percentage, multiplied by the principal balance of the Term Loan so prepaid or due upon acceleration, as the case may be. No prepayment premium shall be due under this paragraph (b) on account of any prepayment of the Term Loan in full if such prepayment is made from the proceeds of a refinancing of the Term Loan for the purpose of acquiring TPG Rotational Division of The Plastics Group and for which refinancing Wells Fargo serves as administrative agent and a lender.

Section 2.8            Payments.

(a)           Making of Payments. All payments of principal of and interest due with respect to the Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of such Facility. All payments of fees pursuant to Section 2.5 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.5. All payments on account of the Facility shall be made to the Administrative Agent at its office in Minneapolis, Minnesota not later than 2:00 p.m. on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received on the next following Business Day. The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment. The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender. All payments under Section 2.9 shall be made by the Borrower directly to the Lenders entitled thereto.

(b)           Effect of Payments. Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to Section 2.8(a) shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c)           Distributions by Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) its Percentage of the Term Loan or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender, or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

(d)           Setoff. The Borrower agrees that each Lender, subject to such Lender’s sharing obligations set forth in Section 8.5, shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any Obligation is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of such Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(e)           Due Date Extension. If any payment of principal of or interest on the Term Loan or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f)            Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such Obligation as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage of the Facility to which such payment relates), the Administrative Agent shall advise such Lender as to the application of such payment.

Section 2.9            Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or

Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Treatment of Certain Refunds. If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.10         Replacement of Lenders.

If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.3), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.3;

(b)           such Lender shall have received payment of an amount equal to its Lender’s Percentage of the outstanding principal of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from payments required to be made pursuant to Section 2.9, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           the interests, rights, duties and obligations of all Lenders similarly situated are similarly assigned to Eligible Lenders; and

(e)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.11         Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of a Lender pursuant to Section 2.9 shall be conclusive absent demonstrable error. Each Lender may use reasonable averaging and attribution methods in determining compensation pursuant to such Section 2.9 and the provisions of Section 2.9 shall survive termination of this Agreement.

ARTICLE III
CONDITIONS TO THE TERM LOAN

Section 3.1            Conditions Precedent to the Term Loan.

The obligation of the Lenders to make the Term Loan is subject to the condition precedent that, on or before the day of the Term Loan, and in any event on or before January 31, 2007, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Required Lenders:

(a)           Such Notes as shall be requested by any Lenders, each properly executed on behalf of the Borrower.

(b)           The Guaranties, each properly executed on behalf of the appropriate Guarantor.

(c)           The Mezzanine Subordination Agreement, properly executed on behalf of each of the parties thereto.

(d)           The Spell Management Fee Subordination Agreement, properly executed by the Spell Manager and acknowledged by the Borrower.

(e)           The Security Documents (other than the Owner Pledge Agreements), each properly executed on behalf of the appropriate Obligor, together with:

(i)            Financing statements with respect to each Obligor to be filed in each jurisdiction which, in the opinion of the Administrative Agent, is reasonably necessary to perfect the Liens created by the Security Documents, to the extent such Liens can be perfected by filing.

(ii)           Current searches of appropriate filing offices in each jurisdiction in which an Obligor is organized, has an office or otherwise conducts business (including but not limited to patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against any Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against any Obligor, other than those for which the Administrative Agent has received an appropriate release, termination or satisfaction or those permitted in accordance with Section 6.1.

(iii)          Original stock certificates (or other applicable evidence of ownership) evidencing all issued and outstanding Capital Stock of each Obligor

(other than the Borrower), together with stock powers executed in blank by the relevant Obligor.

(iv)          An acknowledgment and waiver of Liens, signed by any warehouse owner in which inventory of an Obligor is located, acknowledging the Administrative Agent’s prior security interest in all property located in such warehouse and agreeing to turn over such property to the Administrative Agent upon request at any time.

(f)            The following documents relating to real property owned by the Borrower:

(i)            Each Mortgage, duly executed and acknowledged on behalf of the appropriate Obligor, together with (A) evidence of recording thereof in the real estate records of the jurisdiction where the related real property is located and (B) a final mortgagee’s title policy issued by a title insurance company acceptable to the Administrative Agent, in favor of the Administrative Agent, for the benefit of the Lender Parties, insuring that the Mortgages are valid and enforceable first priority Liens on such Obligor’s fee simple title (or leasehold estate, as the case may be) to the real estate and other real property therein described, free and clear of all standard exceptions and defects and Liens except such as the Administrative Agent in its sole discretion may approve, including the following endorsements:  ALTA form 9.0, ALTA form 3.1 (with parking), contiguity, access to open street, utility, last dollar, separate tax parcel, no special assessments, usury, forced removal, revolving credit, mortgage registry tax and such other endorsements as the Administrative Agent may reasonably require.

(ii)           A certified environmental audit of the real estate referred to in each Mortgage and the improvements thereon.

(g)           A copy of each lease governing any real property leased by the Borrower, including any amendments thereto and assignments thereof, together with a copy of any subordination, non-disturbance, attornment or similar agreement in effect with respect thereto.

(h)           Evidence of all insurance required by the terms of the Security Documents, including but not limited to flood insurance if the real estate described in any Mortgage is located within the 100-year flood plain, together with certificates and loss payable endorsements showing the Administrative Agent, for the benefit of the Lender Parties, as mortgagee, additional insured and loss payee thereunder.

(i)            Certificates of the secretary or other appropriate officer of each Obligor (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the Governing Board of such Obligor, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Obligor, together with such copies, and (iii) certifying the names of the officers of such Obligor that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers. The Administrative Agent and the Lenders may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

(j)            A certificate of good standing for each Obligor from the Secretary of State (or the appropriate official) of the state of formation of such Obligor, dated not more than 30 days prior to the Closing Date.

(k)           Collateral audit reports in all respects satisfactory to the Required Lenders.

(l)            A signed copy of an opinion of counsel for each Obligor addressed to the Administrative Agent, on behalf of the Lenders, with respect to the matters contemplated by the Loan Documents.

(m)          The following financial information of the Consolidated Group:

(i)            Evidence that EBITDA of the Borrower during the 12-month period ending December 31, 2006 was not less than $5,750,000.

(ii)           Evidence that the Total Leverage Ratio of the Borrower, determined on a pro forma basis using the Funded Debt of the Borrower immediately after consummation of the transactions contemplated hereby as the numerator and the EBITDA of the Borrower as of December 31, 2006 as the numerator, is not greater than 3.60 to 1.

(n)           Evidence that, after giving effect to the initial advances to be made on the Closing Date under the Senior Credit Agreement for the purpose of facilitating the Initial Merger, Senior Availability is not less than $1,500,000.

(o)           Evidence that, concurrent with the making of the Term Loan, (i) all conditions to the Initial Merger have been satisfied (without regard to any waiver thereof by any applicable party), and (ii) the transactions contemplated by the Initial Merger Agreement will be fully consummated and the Borrower will have no Debt, other than Debt not prohibited by Section 6.2.

(p)           Payment of all fees and expenses then due and payable pursuant to Sections 2.5 and 9.6(a).

Section 3.2            Additional Conditions Precedent to the Term Loan.

The obligation of the Lenders to make the Term Loan shall be subject to the further conditions precedent that on the date of the Term Loan:

(a)           The representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects on and as of the date of the Term Loan as though made on and as of such date.

(b)           No event has occurred and is continuing, or would result from the Term Loan, which constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties as follows:

Section 4.1            Legal Existence and Power; Name; Chief Executive Office.

Each Obligor is a legal entity duly organized, validly existing and in good standing under the laws of its respective state of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect. Each Obligor has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party. Within the last 12 months, each Obligor has done business solely under the names set forth in Schedule 4.1. The state of organization and the chief executive office and principal place of business of each direct and indirect Subsidiary of the Borrower are designated as such in Schedule 4.1, each other place of business of each Obligor is located at the address set forth in Schedule 4.1 and all records relating to their respective businesses are kept at those locations.

Section 4.2            Authorization for the Term Loan; No Conflict as to Law or Agreements.

The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party, and the borrowing of the Term Loan, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval which has not been obtained prior to the date hereof, (b) require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof, (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to an Obligor or of the Organizational Documents of an Obligor, (d) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Obligor is a party or by which it or its properties may be bound or affected, or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by an Obligor (other than as required hereunder in favor of the Administrative Agent or the Lender Parties or as otherwise permitted by this Agreement).

Section 4.3            Legal Agreements.

Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Obligor which is a party thereto, enforceable against such Obligor in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4            Capitalization.

The holder, class and percentage interests of the ownership of the Borrower and all Subsidiaries of each Obligor (both direct and indirect) are set forth and described in Schedule 4.4, wherein each Subsidiary that is a Guarantor hereunder is so noted. All of the issued and outstanding Capital Stock of each Obligor is duly authorized, validly issued, fully paid and nonassessable. No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.

Section 4.5            Financial Condition.

The Borrower has heretofore furnished to the Administrative Agent the audited financial statements of the Borrower for the fiscal year ended June 30, 2006 and the unaudited financial statements of the Borrower for the fiscal quarter ended September 30, 2006. Those financial statements fairly present the financial condition of the Borrower on the date thereof and the results of operations and cash flows for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP.

Section 4.6            Adverse Change.

There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the last financial statement referred to in Section 4.5.

Section 4.7            Litigation.

There are no actions, suits, investigations, claims or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting any Obligor or the properties or business of any Obligor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Person, could reasonably be expected to have a Material Adverse Effect, except as set forth and described in Schedule 4.7.

Section 4.8            Regulation U.

No Obligor has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.9            Taxes.

Each Obligor has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it. Each Obligor has filed all federal, state and local tax returns which are required to be filed, and such Obligor has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by such Obligor in good faith and by proper proceedings and for which such Obligor shall have set aside adequate reserves in accordance with GAAP. Proper and accurate amounts have been withheld by each Obligor from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by each Obligor for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of such Obligor in accordance with and to the extent required by GAAP. The Borrower is unaware of any pending investigation of any Obligor by any taxing authority.

Section 4.10         Titles and Liens.

An Obligor has good and absolute fee or leasehold title, as the case may be, to all properties and assets reflected in the latest consolidated balance sheets referred to in Section 4.5, free and clear of all Liens, except for the following Liens (herein, “Permitted Liens”): (a) Liens permitted by Section 6.1, and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of any Obligor as presently conducted or (ii) materially impair the value of the property to which they attach. In addition, no financing statement naming any Obligor as debtor is on file in any office except to perfect only Liens permitted by Section 6.1.

Section 4.11         Plans.

No Obligor or any of its ERISA Affiliates (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multi-employer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). No Obligor or any of its ERISA Affiliates has received any notice or has any knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status that is not correctable under available government correction programs. No Obligor or any of its ERISA Affiliates has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) under any Plan, whether or not waived, (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension

Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan). Other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Borrower’s knowledge, threatened with respect to any Plan.

Section 4.12         Environmental Compliance.

Each Obligor has obtained all permits, licenses and other authorizations which are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities. Each Obligor and all activities of each Obligor, at its facilities comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto. Each Obligor is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Obligor is aware and with respect to which noncompliance would have a Material Adverse Effect. No Obligor is aware of, nor has any Obligor received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

Section 4.13         Submissions to Lenders.

This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to any Lender Party by or on behalf of any Obligor with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on reasonable assumptions as of the date made as to such projections, valuations and pro forma condition and results). There is no fact which the Borrower has not disclosed to the Lender Parties in writing and of which any of its officers, directors or executive employees is aware and which has had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Lender Parties acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors which may be beyond any Obligor’s control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Obligors, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.

Section 4.14         Financial Solvency.

Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, each Obligor:

(a)           was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act.

(b)           does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Obligor are unreasonably small.

(c)           does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to, nor believe that it will, incur debts beyond its ability to pay them as they mature.

(d)           does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e)           does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction or country, and, to the best knowledge of the Borrower, is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Obligor.

Section 4.15         Information Regarding Owned and Leased Real Estate.

Set forth and described in Schedule 4.15 is a correct and complete list of all interests (including but not limited to all fee simple and leasehold interests) of the Obligors in any real property or fixtures, wherever located.

Section 4.16         Intellectual Property Rights.

(a)           Owned Intellectual Property. Schedule 4.16 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which any Obligor is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 4.16, (i) each Obligor owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than an Obligor owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) each Obligor has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property owned by it.

(b)           Agreements with Employees and Contractors. Each Obligor has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to such Obligor, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with such Obligor (except to the extent prohibited by law), and further requiring such Person to cooperate with such Obligor, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c)           Intellectual Property Rights Licensed from Others. Schedule 4.16 is a complete list of all agreements under which any Obligor has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks and a summary of any ongoing payments the applicable Obligor is obligated to make with respect thereto. Except as disclosed on Schedule 4.16 and in written agreements copies of which have been given to the Administrative Agent, each Obligor’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 4.16, no Obligor is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d)           Infringement. Except as disclosed on Schedule 4.16, no Obligor has any knowledge of, and has not received any written claim or notice alleging, any infringement of another Person’s Intellectual Property Rights (including any written claim that an Obligor must license or refrain from using the Intellectual Property Rights of any third party) nor, to the knowledge of any Obligor, is there any threatened claim or any reasonable basis for any such claim.

Section 4.17         Conflicts of Interest.

No Obligor nor any officer, employee, agent or any other Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of any Obligor (or assist in connection with any actual or proposed transaction) which (a) might subject any Obligor to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could have had a Material Adverse Effect or (c) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.

Section 4.18         Other Relationships.

To the best knowledge of the Borrower, except as set forth in Schedule 4.18:

(a)           Neither any Obligor nor any officer of any of the foregoing has any interest (other than as non-controlling holders of securities of a publicly-traded company), either directly or indirectly, in any Person (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i)  provides any services or designs, produces or sells any products or product lines, or engages in any activity which is the same, similar to or competitive with any activity or business in which any Obligor is now engaged, (ii) is a supplier, customer or creditor of, or has an existing contractual relationship with any Obligor, or (iii) has any direct or indirect interest in any asset or property used by any Obligor or any property, real or personal, tangible or intangible, that is necessary or desirable for the conduct of the business of any Obligor.

(b)           No current or former stockholder, director, officer or employee of any Obligor or any Affiliate of any such Person, is at present, or since the inception of any Obligor has been, directly or indirectly through his or its affiliation with any other Person, a party to any transaction (other than as an employee) with any Obligor providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to any such Person, except that the Borrower is obligated to pay management fees to the Spell Manager in the amount set forth in Section 6.7(b).

Section 4.19         Licenses; Compliance with Laws, Other Agreements, etc.

Set forth in Schedule 4.19 is a true and complete list and summary description of all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by any Obligor (collectively, the “Licenses”). The Borrower knows of no basis upon which the renewal of any License would be denied in the future. Each such License has been validly issued to the relevant Obligor and is in full force and effect, and no Obligor is in violation of any such License. No Obligor is in violation of any term of its Organizational Documents or any other contract, agreement, judgment or decree, and each Obligor is in full compliance with all applicable laws, regulations and rules the non-compliance with which would have a Material Adverse Effect.

Section 4.20         Capital and Operating Leases.

Set forth in Schedule 4.20 is a true and complete list and summary description of all Capital Leases and Operating Leases under which any Obligor is a lessee, together with the annual payment amounts due thereunder, expiration date and other information as may be reasonably requested by the Administrative Agent.

Section 4.21         Investment Company Act.

Neither the Borrower nor any company controlling the Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22         Initial Merger Agreement.

Each representation or warranty of the Borrower set forth in the Initial Merger Agreement, and, to the best knowledge of the Borrower, each representation or warranty of each other party to the Initial Merger Agreement, is true and correct in all material respects.

ARTICLE V
AFFIRMATIVE COVENANTS OF THE BORROWER

So long as the Term Loan shall remain unpaid or outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1            Reporting Requirements.

The Borrower will deliver, or cause to be delivered, to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a)           As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, audited annual financial statements of the Consolidated Group with the unqualified opinion of independent certified public accountants selected by the Consolidated Group and acceptable to the Administrative Agent, which annual financial statements shall include the balance sheets of the Consolidated Group as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Consolidated Group for the fiscal year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; (ii) a narrative management discussion and analysis of the performance of the Consolidated Group during the period covered by such financial statements, and (iii) a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit C, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto, and a budget for the current fiscal year and financial projections for the current fiscal year and for the immediately succeeding fiscal year.

(b)           As soon as available and in any event within 30 days after the end of each calendar month, an unaudited interim balance sheet and statement of income, cash flow and retained earnings of the Consolidated Group as at the end of and for such month and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the budget of the Consolidated Group for such month and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit C, stating

(i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, (iii) a narrative management discussion and analysis of the performance of the Consolidated Group during the period covered by such financial statements, and (iv) if such month is the end of a fiscal quarter of the Borrower, all relevant facts in reasonable detail to evidence, and the computations as to whether or not the Borrower is in compliance with the Financial Covenants.

(c)           Not later the commencement of each fiscal year of the Borrower, the projected balance sheets, income statements, Capital Expenditures budget, and cash flow statements for the Consolidated Group for each month of such year, each in reasonable detail, representing the good faith projections of the Borrower for each such month, and certified by the Borrower’s chief financial officer as being the most accurate projections available, together with such supporting schedules and information as the Administrative Agent from time to time may reasonably request.

(d)           From time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records and such other material reports, records or information as the Administrative Agent or the Required Lenders from time to time may reasonably request.

(e)           Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting any Obligor of the type described in Section 4.7 or which (i) seek a monetary recovery against any Obligor in excess of $50,000 or (ii) if determined adversely to any Obligor, could reasonably be expected to have a Material Adverse Effect.

(f)            As promptly as practicable (but in any event not later than 5 Business Days) after an officer of the Borrower obtains knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower setting forth the steps being taken by the Borrower to cure the effect of such Default or Event of Default.

(g)           As promptly as practicable, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

(h)           As promptly as practicable, and in any event within 10 days after any Obligor fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.

(i)            As promptly as practicable, and in any event with 10 days after the Borrower knows or has reason to know that any Obligor has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-employer Plan, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(j)            Promptly upon obtaining knowledge thereof, notice of the violation by any Obligor of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(k)           Promptly upon their distribution, copies of all proxy statements which the Borrower shall have sent to its stockholders.

(l)            Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(m)          Not later than 30 days after the end of each fiscal year of the Borrower, updated certificates of insurance covering all tangible Collateral showing the Administrative Agent, on behalf of all Lender Parties, as additional insured, loss payee and, as appropriate, mortgagee, and otherwise satisfying all requirements specified in any Loan Document.

(n)           Promptly, such additional information concerning the Borrower and each other Obligor as the Administrative Agent may reasonably request.

All information provided under paragraphs (a), (b) and (c) of this Section 5.1 shall include income and expense figures for the Borrower and its Subsidiaries on a location-by-location basis, consistent with the materials provided by the Borrower to the Administrative Agent prior to the date hereof. All required deliveries pursuant to this Section 5.1 shall be made, to the extent possible, by electronic means (email transmission), followed by actual, originally executed (if required hereunder) paper copies thereof.

Section 5.2            Books and Records; Inspection and Examination.

The Borrower will keep, and will cause each other Obligor to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Administrative Agent may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Administrative Agent, will permit any officer, employee, attorney or accountant for any Lender Party to audit, review, make extracts from or copy any and all corporate and financial books and records of any Obligor at all reasonable times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to any Obligor, and to discuss the affairs of any Obligor with any of its directors, officers, employees or agents. The Borrower will permit any Lender Party or its employees, accountants, attorneys or agents, to examine and inspect any property of any Obligor at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of such Obligor.

Section 5.3            Compliance with Laws.

The Borrower will, and will cause each other Obligor to, (a) comply with the requirements of all applicable laws and regulations including (but not limited to) all Environmental Laws and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. In addition, and without limiting the foregoing sentence, the Borrower shall (i) ensure, and cause each other Obligor to ensure, that no Person who owns a controlling interest in or otherwise controls the Borrower or any other Obligor is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Term Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each other Obligor to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

Section 5.4            Payment of Taxes and Other Claims.

The Borrower will pay or discharge, and will cause each other Obligor to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it prior in each case to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of an Obligor; provided, that no Obligor shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Obligor has set aside adequate reserves in accordance with GAAP.

Section 5.5            Maintenance of Properties.

The Borrower will keep and maintain, and will cause each other Obligor to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent an Obligor from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Obligor, desirable in the conduct of such Obligor’s business and not disadvantageous in any material respect to the Lenders. The Borrower will, and will cause each other Obligor to, take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights. The Borrower will, and will cause each other Obligor to, take all commercially reasonable steps necessary to prosecute any

Person infringing its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.

Section 5.6            Insurance.

The Borrower will obtain and at all times maintain, and will cause each other Obligor to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7            Preservation of Legal Existence.

The Borrower will preserve and maintain, and will cause each other Obligor to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner; provided, however, that nothing in the foregoing shall prohibit any Obligor (other than the Borrower) from merging into another Obligor so long as, with respect to any such merger involving the Borrower, the Borrower shall remain as the surviving entity.

Section 5.8            Creation of New Obligors and Subsidiaries.

The Borrower will obtain the prior written approval of the Required Lenders prior to creating a Subsidiary or acquiring any business which would constitute a Subsidiary. Upon receipt of any such prior written approval, the Borrower will cause each new Subsidiary to execute and deliver to the Administrative Agent, for the benefit of the Lender Parties, (i) a Guaranty, Security Agreement, and Mortgage (if applicable), each in form and content acceptable to the Administrative Agent, (ii) a certificate of the secretary or other appropriate officer of such Subsidiary, in form and content acceptable to the Administrative Agent, (A) certifying that the execution, delivery and performance of that Guaranty, Security Agreement and (if applicable) Mortgage have been duly approved by all necessary action of the Governing Board of such Subsidiary, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Subsidiary, together with such copies, and (C) certifying the names of the officers of such Subsidiary that are authorized to sign that Guaranty, Security Agreement and (if applicable) Mortgage; and (iii) an opinion of counsel to such Subsidiary, opining as to the due execution, delivery and enforceability of such Guaranty, Security Agreement and Mortgage, in form and substance reasonably acceptable to the Administrative Agent. In addition, the Borrower will, upon the creation (or acquisition) of any such Subsidiary, execute and deliver such amendments to the Security Agreement (with appropriate stock powers executed in blank) as the Administrative Agent may reasonably request to ensure the perfection and priority of the Administrative Agent (for the benefit of the Lender Parties) in the Equity Interests of such Subsidiary. If any such Subsidiary is organized under a jurisdiction other than the United States of America or a state thereof, the Lender Parties will negotiate in good faith with the Borrower and such Subsidiary to (a) limit the amount of the stock so pledged to the Lender Parties or (b) otherwise include provisions in such Subsidiary’s Guaranty and the Borrower’s Security Agreement (relating to such Subsidiary) designed to prevent deemed distributions to the Borrower under Section 956 of the Code; provided, however, that such provisions shall preserve the maximum security possible in such Subsidiary, its assets and the Borrower’s equity interest therein for the Lender Parties possible in connection with such considerations; provided, further, that no Lender Party shall be responsible to the Borrower, any Obligor, any such Subsidiary or any other Person for the sufficiency of such provisions to accomplish their stated purpose.

Section 5.9            Minimum Debt Service Coverage Ratio.

The Borrower will maintain the Debt Service Coverage Ratio of the Consolidated Group as of each Covenant Compliance Date, commencing June 30, 2007, at not less than 1.10 to 1.

Section 5.10         Maximum Total Leverage Ratio.

The Borrower will maintain the Total Leverage Ratio of the Consolidated Group as of each Covenant Compliance Date at not more than the ratio set forth opposite the applicable date below:

Covenant Compliance Dates During the Period	Ratio
On or before December 31, 2007	4.10 to 1.00
January 1, 2008 through December 31, 2008	3.85 to 1.00
January 1, 2009 through December 31, 2009	3.60 to 1.00
January 1, 2010 through December 31, 2010	3.35 to 1.00
January 1, 2011 and thereafter	3.10 to 1.00

Section 5.11         Establishment and Maintenance of Bank Accounts.

The Borrower will establish on or prior to the Closing Date, and thereafter will maintain (and cause each other member of the Consolidated Group to maintain) with the Administrative Agent all usual and customary banking accounts and related depository relationships, including but not limited to cash management services, but excluding (i) a payroll account, which may be maintained by the Borrower or such member of the Consolidated Group at a local bank in close proximity to its primary business location, and (ii) other routine operating accounts for the locations of the Consolidated Group where the Administrative Agent does not have an office, provided that the Borrower (or other applicable member of the Consolidated Group) and each bank maintaining such an account has executed and delivered to the Administrative Agent a control agreement acceptable to the Administrative Agent with respect thereto.

Section 5.12         Post-Closing Deliveries.

(a)           The Borrower will deliver to the Administrative Agent, not later than the 14th day following the date hereof, each of the following, each in form and substance satisfactory to the Administrative Agent:

(i)            One or more Owner Pledge Agreements, each in form and substance satisfactory to the Administrative Agent, duly executed by each Owner of the Borrower, granting the Administrative Agent a security interest in all of the Capital Stock of the Borrower.

(ii)           Original stock certificates (or other applicable evidence of ownership) evidencing all issued and outstanding Capital Stock of the Borrower and each Subsidiary of the Borrower, together with stock powers executed in blank by the applicable Owner.

(iii)          With respect to any Owner of the Borrower that is not an individual, a certificate of the secretary or other appropriate officer of such Owner (A) certifying that the execution, delivery and performance of that Owner’s Owner Pledge Agreement have been duly approved by all necessary action of the Governing Board of such Owner, and attaching true and correct copies of the applicable resolutions granting such approval, (B) certifying that attached to such certificate are true and correct copies of the Organizational Documents of such Owner, together with such copies, and (C) certifying the names of the officers of such Owner that are authorized to sign that Owner’s Owner Pledge Agreement.

(iv)          An opinion of counsel to each Owner, opining as to the due execution, delivery and enforceability of that Owner’s Owner Pledge Agreement.

(b)           The Borrower will deliver to the Administrative Agent, not later than the 60th day following the date hereof, each of the following, each in form and substance satisfactory to the Administrative Agent:

 (i)           Two copies of an ALTA land survey covering the land referred to in each Mortgage and all related appurtenant easements, prepared by a licensed, registered surveyor and incorporating the legal description of such land, showing the location of all points and lines referred to in the legal description and, with respect to each such parcel which has significant improvements thereon, the location of all existing material improvements, including driveways and parking, as being within the exterior boundaries of such land and the location of all utilities and the location of all easements and encroachments onto or from such land that are visible on such land, known to the surveyor preparing the survey or of record, identifying easements of record by recording data.

(ii)           With respect to each parcel covered by a Mortgage, a letter from the appropriate city or county authority having jurisdiction over such parcel stating that the improvements thereon and the use thereof comply with all applicable ordinances, zoning, planned unit development, subdivision, platting, environmental and land use requirements, without special variance or exception (other than those that have been obtained and remain in full force and effect).

(iii)          A consent and waiver agreement signed by each landlord with respect to the Obligor’s leased locations as shown on Schedule 4.15, acknowledging the Administrative Agent’s prior security interest in all personal property located on such leased site and allowing the Administrative Agent and the Lenders to enter upon such leased site to remove such personal property at any time.

(iv)          Such deposit account control agreements as may be required pursuant to Section 5.11.

Section 5.13         Delivery of Mortgages.

Upon request of the Administrative Agent at any time and from time to time, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent, with respect to each fee simple real estate interest then owned by any Obligor and not then subject to a Lien in favor of the Administrative Agent, a mortgage or deed of trust covering such interest, properly executed on behalf of such Obligor, together with one or more title insurance commitments, in form and substance satisfactory to the Administrative Agent, issued by a title insurance company chosen by the Borrower and reasonably acceptable to the Administrative Agent, prepared at the Borrower’s expense, with each such commitment constituting a commitment by such title company to issue a mortgagee’s title policy in favor of the Administrative Agent as mortgagee for the benefit of the Lender Parties under such mortgage, that will be free from all standard exceptions, including mechanics’ liens, and all other exceptions not previously approved by the Administrative Agent, and that will insure such mortgage to be a valid Lien on the real property described therein, subject only to such prior Liens as are permitted under Section 6.1 or approved by the Administrative Agent in its sole discretion, in an amount not less than the appraised value of such real estate or, if no current appraisal acceptable to the Administrative Agent is available, such other amount as the Administrative Agent may determine.

Section 5.14         Board Observation Rights

The Borrower will give the Administrative Agent not less than five days’ prior notice (or such greater amount of prior notice as shall be given to members of its Governing Board) of each meeting of its Governing Board, and each committee thereof, specifying the time and place of such meeting and inviting up to two representatives designated by the Lender to attend and participate therein (without, however, a right to vote thereat in such capacity), and shall furnish the Lender with copies of all notices, minutes, consents and other materials that it provides to members of its Governing Board.

ARTICLE VI
NEGATIVE COVENANTS

So long as the Term Loan shall remain unpaid or outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 6.1            Liens.

The Borrower will not, and will not permit any other Obligor to, create, incur or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of any Obligor to any right or claim of any other Person; excluding from the operation of the foregoing:

(a)           Liens in existence on the date hereof and listed in Schedule 6.1.

(b)           Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

(c)           Materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

(d)           Pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

(e)           Zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of any Obligor or the value of such property for the purpose of such business.

(f)            Liens granted to the Senior Agent securing indebtedness under the Senior Credit Agreement.

(g)           Liens granted to the Administrative Agent or the Lenders pursuant to any of the Security Documents.

(h)           Purchase money liens, including conditional sale agreements, Capital Lease liabilities or other title retention agreements and leases which are in the nature of title retention agreements, upon or in property acquired after the Closing Date by an Obligor, or Liens existing in such property at the time of the acquisition thereof, provided that:

(i)            no such Lien extends or shall extend to or cover any property of an Obligor other than the property then being acquired; and

(ii)           the aggregate principal amount of the Debt secured by any such Lien shall not exceed the cost of such property so acquired in connection therewith.

(i)            Bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution.

Section 6.2            Debt.

The Borrower will not, and will not permit any other Obligor to, incur, create, assume, permit or suffer to exist, any Debt except:

(a)           Obligations arising hereunder.

(b)           Indebtedness (including Subordinated Debt) in existence on the Closing Date and listed in Schedule 6.2; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

(c)           Capital Leases and indebtedness of an Obligor secured by Liens permitted by Section 6.1(h) not to exceed $500,000 in the aggregate at any time outstanding.

(d)           Rate Hedging Obligations, to the extent required under the Senior Credit Agreement.

Section 6.3            Guaranties.

The Borrower will not, and will not permit any other Obligor to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           The Guaranties.

(b)           The endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(c)           Guaranties of Subordinated Debt, provided such guaranties are subordinated to payment of all Obligations to the same extent and in the same manner as the Subordinated Debt to which they relate.

(d)           Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Closing Date and listed in Schedule 6.3; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

Section 6.4            Investments.

The Borrower will not, and will not permit any other Obligor to, make, purchase, hold or permit to exist any Investment, except:

(a)           Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of 1 year or less, commercial paper issued by a U.S. corporation rated at least “A-1” or “A-2” by Standard & Poors Rating Group or “P-1” or “P-2” by Moody’s Investors Service, investments in money market mutual funds whose underlying assets are exclusively investments which would otherwise be permitted investments under this Section 6.4(a), or repurchase agreements, certificates of deposit or bankers’ acceptances having a maturity of 1 year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation).

(b)           Travel advances or loans to officers and employees of any Obligor not exceeding at any one time an aggregate for all members of the Consolidated Group of $200,000.

(c)           Advances in the form of progress payments, prepaid rent or security deposits.

(d)           Investments outstanding on the date hereof by any Obligor in another Obligor.

(e)           Investments constituting Permitted Acquisitions.

Section 6.5            Restricted Payments.

The Borrower will not declare or make any Restricted Payments, either directly or indirectly, except that, during any period in which the Borrower is a “pass-through” tax entity for United States federal income tax purposes, and after first providing such supporting documentation as the Lender may request (including the personal state and federal tax returns (and all schedules thereto) of each Owner), the Borrower may payTax Distributions.

Section 6.6            Restrictions on Sale and Issuance of Subsidiary Stock.

The Borrower will not:

(a)           Permit any of its Subsidiaries to issue or sell any shares of any class of such Subsidiary’s Capital Stock to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

(b)           Sell, transfer or otherwise dispose of any shares of any class of any of its Subsidiary’s Capital Stock to any other Person (except to the Borrower or a wholly-owned Subsidiary of the Borrower).

(c)           Permit any of its Subsidiaries to sell, transfer or otherwise dispose of any shares of any class of Capital Stock of any other Subsidiary of the Borrower to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

Section 6.7            Transactions With Affiliates.

The Borrower will not make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate, or make any other cash transfer to any Affiliate, provided, however, that so long as no Default or Event of Default has occurred and is continuing at the time thereof or would result therefrom, the foregoing shall not prohibit:

(a)           The making of Restricted Payments to the extent not prohibited by Section 6.5.

(b)           The payment of management fees to the Spell Manager, so long as the aggregate amount so paid does not exceed $43,750 during any fiscal quarter of the Borrower.

Section 6.8            Sale or Transfer of Assets; Suspension of Business Operations.

The Borrower will not, and will not permit any other Obligor to, sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person, other than the sale of inventory in the ordinary course of business, and will not liquidate, dissolve or suspend business operations. The Borrower will not, and will not permit any other Obligor to, transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that an Obligor may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If any Obligor transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. No Obligor will license any other Person to use any of that Obligor’s Intellectual Property Rights, except that an Obligor may grant licenses in the ordinary course of its business in connection with sales of inventory or provision of services to its customers.

Section 6.9            Consolidation and Merger; Asset Acquisitions.

The Borrower will not, and will not permit any other Obligor to, liquidate or dissolve or consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, except for:

(a)           The merger of any Obligor (other than the Borrower) into another Obligor.

(b)           The merger of any Subsidiary (other than an Obligor) into an Obligor, provided that such Obligor survives as the sole remaining entity.

(c)           Any Permitted Acquisition.

Section 6.10         Sale and Leaseback.

The Borrower will not, and will not permit any other Obligor to, enter into any arrangement, directly or indirectly, with any other Person whereby any Obligor shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which an Obligor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.11         Restrictions on Nature of Business.

The Borrower will not, and will not permit any other Obligor to, engage in any line of business materially different from that presently engaged in by the Borrower or any such Obligor and will not, and will not permit any other Obligor to, purchase, lease or otherwise acquire assets not related to its business.

Section 6.12         Accounting.

The Borrower will not, and will not permit any other Obligor to, adopt any material change in accounting principles, other than as required by GAAP, and will not, and will not permit any other Obligor to, adopt, permit or consent to any change in its fiscal year.

Section 6.13         Capital Expenditures.

The Borrower will not, and will not permit any other Obligor to, make Capital Expenditures during any fiscal year of the Borrower in an aggregate amount (for the entire Consolidated Group) in excess of the amount set forth opposite the applicable period below:

Fiscal Years Ending	Amount
On or before December 31, 2007	$1,750,000
After December 31, 2007	$1,500,000

provided, however, that no such Capital Expenditures shall be permitted to the extent they would result in a failure of the Borrower to comply with any Financial Covenant or any other covenant or agreement of the Borrower hereunder.

Section 6.14         Hazardous Substances.

The Borrower will not cause or permit, and will not permit any other Obligor to cause or permit, any Hazardous Substances to be disposed of in any manner which might result in any material liability to any Obligor on, under or at any real property which is operated by any Obligor or in which any Obligor has any interest.

Section 6.15         Subordinated Debt.

The Borrower will not, and will not permit any other Obligor to, issue any Subordinated Debt without first obtaining the prior written consent of the Required Lenders (it being understood that the Subordinated Debt, if any, set forth and described in Schedule 6.2 is hereby approved) and, if obtained, will not, and will not permit any other Obligor to, (a) make any payment of any principal, interest or fees due under or acquire any Subordinated Debt in violation of the subordination provisions applicable thereto or prepay, purchase or otherwise acquire any Subordinated Debt, (b) give security for all or any part of any Subordinated Debt unless such security is expressly permitted and contemplated under the subordination provisions applicable thereto, (c) take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected, (d) omit to give the Administrative Agent prompt written notice of any default under any Subordinated Debt by reason whereof any Subordinated Debt might become or be declared to be immediately due and payable, (e) amend, supplement or otherwise modify any terms or provisions of any documents evidencing or securing any Subordinated Debt without first obtaining the prior written consent of the Required Lenders.

Section 6.16         Tax Consolidation.

The Borrower will not, and will not permit any other Obligor to, file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary of any Obligor or the Borrower.

Section 6.17         Negative Pledges, Restrictive Agreements, etc.

The Borrower will not, and will not permit any other Obligor to, enter into any agreement (excluding this Agreement and any agreement governing any Debt permitted by Section 6.2(c) as to the assets financed with the proceeds of such Debt) prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of any Obligor to amend or otherwise modify any Loan Document or (b) the ability of any Obligor (other than the Borrower) to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Obligor to make any payment, directly or indirectly, to the Borrower.

Section 6.18         Inconsistent Agreements.

The Borrower will not, and will not permit any other Obligor to, enter into any agreement or arrangement which is inconsistent with the obligations of any Obligor under this Agreement or any other Loan Document.

ARTICLE VII
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1            Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of the Term Loan when it becomes due and payable, including but not limited to any such payment becoming due and payable under paragraph (c) of Section 2.3.

(b)           Default in the payment of any Obligations (other than principal of the Term Loan) when the same becomes due and payable, and the continuation of such default for more than 3 Business Days.

(c)           Default in the performance, or breach, of any Financial Covenant or any covenant or agreement of the Borrower under Section 5.1 (other than paragraph (a) and (b) or (c) thereof), Section 5.7 or Article VI.

(d)           Default in the performance, or breach, of any covenant or agreement of the Borrower under paragraph (a), (b) or (c) of Section 5.1 and the continuance of such default or breach for a period of 5 calendar days following notice thereof from the Administrative Agent to the Borrower

(e)           Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) or default in the performance, or breach, of any covenant or agreement of any Obligor in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1) and the continuance of such default or breach for a period of 30 calendar days after the Borrower or any such Obligor has or should reasonably have had notice thereof.

(f)            (i) Any Obligor shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; or (ii) any Obligor shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or any Obligor shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against any Obligor and shall not be dismissed or discharged within 60 days after its commencement; or any Obligor shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; or (iii) any Obligor shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or any Obligor shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 60 days after its commencement; or any Obligor shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the applicable Obligor; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of any Obligor and shall not be fully released, stayed, vacated or bonded within 60 days after such issuance or levy.

(g)           A petition shall be filed by any Obligor under the United States Bankruptcy Code naming any Obligor as debtor; or an involuntary petition shall be filed against any Obligor under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming any Obligor as debtor.

(h)           Any representation or warranty made by any Obligor in any Loan Document or by the Borrower (or any of its officers) in any request for the Term Loan, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(i)            The rendering against any Obligor of a final judgment, decree or order for the payment of money in excess of $250,000 (unless the payment of such judgment is fully insured) and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive calendar days without a stay of execution.

(j)            A writ of attachment, garnishment, levy or similar process shall be issued against or served on any Lender Party with respect to (i) any property of any Obligor in the possession of such Lender Party, or (ii) any indebtedness of any Lender Party.

(k)           A default shall occur under any evidence of indebtedness, loan agreement, credit agreement, security agreement, mortgage or deed of trust, bond, debenture, note, securitization agreement or other evidence of indebtedness or similar obligation of any Obligor or under any indenture or other instrument under which any such evidence of indebtedness or similar obligation has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph (k) (i) on account of any Senior Debt, as defined in the Mezzanine Subordination Agreement, or (ii) if the aggregate amount owing as to all such indebtedness and obligations as to which such defaults have occurred and are continuing is less than $100,000.

(l)            A default shall occur under the Senior Credit Agreement or any other document evidencing, giving rise to or otherwise related to any Senior Debt (as defined in the Mezzanine Subordination Agreement), and the effect of such default is to cause such Senior Debt to be accelerated or otherwise required to be paid (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise); provided, however, that if such default shall be cured or waived by the holders of the Senior Debt, in each case prior to the commencement of any action pursuant to an acceleration by the Administrative Agent, then the Event of Default that occurred under this paragraph by reason of such default shall be deemed likewise to have been cured or waived.

(m)          Any Guarantor shall attempt to reject, terminate or rescind its Guaranty or any Security Document to which it is a party or shall contest in any manner the validity, binding nature or enforceability of its Guaranty or any Security Document to which is a party.

(n)           Any Reportable Event, which the Administrative Agent or the Required Lenders determine in good faith may constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Obligor or any of its ERISA Affiliates shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Obligor or any of its ERISA Affiliates shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on any Obligor’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-employer Plan which results or could reasonably be expected to result in a material liability of any Obligor to the Multi-employer Plan under Title IV of ERISA.

(o)           Any Obligor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or shall sell all or substantially all of its assets, unless such Obligor is merged into, or its business becomes part of, another Obligor.

(p)           Any Change of Control shall occur.

Section 7.2            Rights and Remedies.

Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the Administrative Agent or the Required Lenders may (and, upon written request of the Required Lenders the Administrative Agent shall) exercise any or all of the following rights and remedies:

(a)           By notice to the Borrower, declare the entire unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Loan, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)           Without notice to the Borrower and without further action, apply any and all monies owing by any Lender Party to any Obligor to the payment of the Term Loan, including interest accrued thereon, and of all other Obligations then owing by the Borrower hereunder.

(c)           Apply for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official of the Borrower to hold or liquidate all or any substantial part of the properties or assets of the Borrower. The Borrower hereby consents to such appointment and agrees to execute and deliver any and all documents requested by Administrative Agent relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law).

(d)           Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

(e)           Exercise any other rights and remedies available to any Lender Party by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f), (g) or (j), the entire unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

Section 7.3            Right of Setoff.

If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have.

ARTICLE VIII
AGREEMENT AMONG LENDERS AND ADMINISTRATIVE AGENT

Section 8.1            Authorization; Powers; Administrative Agent for Collateral Purposes.

Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent for and on behalf of such Lender to the extent provided herein, in any Loan Documents or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto. The Administrative Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article VIII, but in no event shall the Administrative Agent constitute a fiduciary of any Lender, nor shall the Administrative Agent have any fiduciary responsibilities in respect of any Lender. In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Administrative Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Administrative Agent is a party as are specifically delegated to the Administrative Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto, (b) appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements, and (c) authorizes the Administrative Agent to act as collateral agent of and for such Lender for purposes of holding, perfecting and disposing of Collateral under the Loan Documents. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.

Section 8.2            Application of Proceeds.

The Administrative Agent, after deduction of any amounts owing by the Borrower to the Administrative Agent under Section 9.6, shall remit to each Lender (to the extent a Lender is to share therein) such Lender’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Lender’s Percentage of the Facility under which such payments are received. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, all payments received by the Administrative Agent or any Lender prior to the occurrence of an Event of Default in respect of Rate Hedging Obligations shall be remitted directly to the appropriate counterparty with respect to such Rate Hedging Obligations and no other Lender shall be entitled to any portion thereof. Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s share of such payments, collections and proceeds in accordance with this Agreement. If the Administrative Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund. If any Lender becomes a Defaulting Lender, the Administrative Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the portion of the Term Loan owing to such Defaulting Lender hereunder is equal to its Percentage of the aggregate amounts of the portions of the Term Loan owing to all of the Lenders hereunder. The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3            Exculpation.

The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral or (c) any action taken or omitted by it. The designation of Wells Fargo as administrative agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Wells Fargo in its individual capacity as a Lender hereunder.

Section 8.4            Use of the Term “Administrative Agent”.

The term “Administrative Agent” is used herein in reference to the Administrative Agent merely as a matter of custom. It is intended to reflect only an administrative relationship between the Administrative Agent and the Lenders as an independent contracting party. However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5            Payments Received Directly by Lenders.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of the Facility or on account of any fees under this Agreement (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Lender’s applicable Percentage with respect to such Facility, such Lender shall promptly give notice of such fact to the Administrative Agent and shall promptly remit to the Administrative Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

Section 8.6            Administrative Agent and Affiliates.

Wells Fargo shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent hereunder, and Wells Fargo and its affiliates may accept deposits from and generally engage in any kind of business with any Obligor or any Affiliate of any Obligor as fully as if Wells Fargo were not the Administrative Agent hereunder.

Section 8.7            Credit Investigation.

Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitments been granted and its advance hereunder made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender. Each Lender agrees and acknowledges that no Lender Party makes any representation or warranty about the creditworthiness of any Obligor or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, any Collateral or any other instrument or document delivered hereunder or in connection herewith.

Section 8.8            Defaults.

The Administrative Agent shall have no duty to inquire into any performance or failure to perform by the Borrower and shall not be deemed to have knowledge of the occurrence of a

Default or an Event of Default (other than under Section 7.1(a) or 7.1(b)) hereof unless the Administrative Agent has received notice from a Lender Party or the Borrower specifying the occurrence of such Default or Event of Default. If the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of any Default or Event of Default, the Administrative Agent (subject to Section 8.1) shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, (a) the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default and (b) unless and until the Administrative Agent shall have received directions as contemplated herein, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default of Event of Default as it shall deem advisable.

Section 8.9            Obligations Several.

The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder. Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 8.10         Resignation and Assignment of Administrative Agent.

(a)           The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lender Parties. In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent (provided that if no Event of Default then exists, the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld). If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof (provided that if no Event of Default then exists the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).

(b)           The Administrative Agent may, without the consent of the Borrower or the other Lender Parties, assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have retired, and such wholly owned subsidiary shall be deemed to be a successor Administrative Agent.

(c)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement to be performed after the time of transfer. After any resignation or assignment pursuant to this Section 8.10, the provisions of this Section 8.10 shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 8.11         Borrower not a Beneficiary or Party.

Except with respect to the limitation of liability applicable to the Lenders under Section 8.9, the provisions and agreements in this Article VIII are solely among the Lender Parties, and the Borrower shall not be considered a party thereto or a beneficiary thereof.

ARTICLE IX
MISCELLANEOUS

Section 9.1            No Waiver; Cumulative Remedies.

No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2            Amendments, Requested Waivers, Etc.

No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (c), (d), (e) and (f) hereof, all Lenders shall be deemed affected):  (a) reduce the amount of any principal of or interest due on the Term Loan payable to a Lender hereunder, (b) postpone any date fixed for any payment of principal of or interest on the Term Loan, (c) change the definition of “Required Lenders,” (d) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender, (e) release any Guaranty or (f) release, subordinate or terminate any Lien in all or substantially all of the Collateral. Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3            Successors and Assigns; Register.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Lenders all or a portion of its rights and obligations under this Agreement (including some of all of its portion of the Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s interest in the Term Loan at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned.

(B)           In any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the portion of the Term Loan owing to the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.

(ii)           Required Consents. No consent shall be required for any assignment except as follows:

(A)          The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender.

(B)           The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender.

(iii)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iv)          No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(v)           No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments of each of the Lenders, the advances made by each of the Lenders and each repayment in respect of the principal amount of the advances of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such advances. With respect to any Lender, the transfer of the rights to the principal of, and interest on, the Term Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such advances and prior to such recordation all amounts owing to the transferor with respect to such advances shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Lender’s interest in the Term Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of an advance, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such interest, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.3(c).

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including some or all of its portion of the Term Loan); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under this Agreement or the Notes, (ii) agree to reduce the rate of interest charged under this Agreement, or (iii) agree to extend the final maturity of any indebtedness evidenced by the Notes, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

(e)           Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.9 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.9(e) as though it were a Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender,

including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.4            Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its portion of the Term Loan or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its portion of the Term Loan and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loan and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Term Loan and other amounts owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

Section 9.5            Notices; Distribution of Information Via Electronic Means.

(a)           Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system acceptable to the Borrower in its reasonable discretion (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(b)           Notice by Electronic Means. Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail addresses to which a notice under this Agreement (herein, a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it, and (ii) that any Notice may be sent to such e-mail addresses. Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.

(c)           Notices By Other Means. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or email) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5. All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, email, hand delivery or overnight courier shall be deemed to have been given when received, or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to the Administrative Agent or any Lender pursuant to any of the provisions of Article II shall not be effective until received by the Administrative Agent or such Lender.

Section 9.6            Expenses; Indemnity; Damage Waiver

(a)           Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6, or (B) in connection with the Term Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

(b)           Indemnification by the Borrower. The Borrower shall indemnify each Lender Party and each Affiliate of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and specifically including allocated costs of in-house counsel if not duplication of the services of outside counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Obligor or its Subsidiaries, or any liability arising from any alleged breach of Environmental Laws related in any way to any Obligor or its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent)

in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 8.9.

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments. All amounts due under this Section 9.6 shall be payable promptly after demand therefor.

(f)            Survival. The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.

Section 9.7            Replacement of Non-Consenting Lender.

If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders in order to be effective, then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

(a)           if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld,

(b)           if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrower shall have consented to such assignment which consents shall not be unreasonably withheld,

(c)           the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Lenders, and

(d)           the Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Lender (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).

Section 9.8            Execution in Counterparts.

This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.9            Disclosure of Information.

Each Lender Party shall keep confidential (and cause its officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by any Obligor or any other Lender Party (the “Disclosed Information”). Notwithstanding the foregoing, any Lender Party may disclose Disclosed Information (i) to any other Lender Party or any Affiliate of any Lender Party; (ii) to legal counsel, accountants and other professional advisors to such Lender Party; (iii) to any regulatory body having jurisdiction over such Lender Party; (iv) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (v) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender Party on a non-confidential basis from a source other than an Obligor or a Subsidiary, or (C) was available to such Lender Party on a non-confidential basis prior to its disclosure to such Lender Party by an Obligor or a Subsidiary; (vi) to the extent the Obligor or any Subsidiary shall have consented to such disclosure in writing; (vii) to the extent reasonably deemed necessary by any Lender Party in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (viii) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 9.9.

Section 9.10         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lenders’ Lien in any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

(b)           Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower at its addresses specified in Section 9.5 above. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 9.10(b) shall affect the right of the Administrative Agent or any Lender Party to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender Party to bring any action or proceeding against the Borrower or their property in the courts of other jurisdictions.

(c)           WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.11         Integration; Inconsistency.

This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.12         Agreement Effectiveness.

This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.13         Advice from Independent Counsel.

The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party hereto represents to the others that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 9.14         Judicial Interpretation.

Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.15         Binding Effect; No Assignment by Borrower.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns; provided, except that the Borrower may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.

Section 9.16         Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.17         Headings.

Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.18         Counterparts.

This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.19         Customer Identification – USA Patriot Act Notice.

The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Obligor, which information includes the name and address of each Obligor and such other information that will allow each Lender to identify each Obligor in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ROTONICS MANUFACTURING INC.

By:
Name: James W. Rikkers
Its: Assistant Secretary

Signature Page to Term Loan Agreement among Rotonics Manufacturing Inc., as Borrower, various Lenders, and Wells Fargo Bank, National Association, as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Lender

By:
Name: Dennis W. Fischer
Its: Vice President

Signature Page to Term Loan Agreement among Rotonics Manufacturing Inc., as Borrower, various Lenders, and Wells Fargo Bank, National Association, as Administrative Agent